Exhibit 21

GREATER BAY BANCORP

ANNUAL REPORT ON FORM 10-K

SUBSIDIARIES OF THE REGISTRANT

as of February 1, 2004

Greater Bay Bancorp owns 100% of the outstanding voting securities of the following corporations, either directly or indirectly.

Name	Jurisdiction of Incorporation

Direct Subsidiaries:

ABD Insurance & Financial Services	California
Greater Bay Bank, National Association	United States
Matsco Lease Finance, Inc. III	Delaware
Pacific Business Funding Corporation	California
GBB Capital II	Delaware
GBB Capital III	Delaware
GBB Capital IV	Delaware
GBB Capital V	Delaware
GBB Capital VI	Delaware
GBB Capital VII	Delaware

Indirect Subsidiaries:

ABD Financial Services, Inc.	Colorado
CNB Investment Trust I	Maryland
CNB Investment Trust II	Maryland
Epic Funding Corporation	California
Mid-Peninsula Capital LLC	California
Peninsula Real Estate Corporation	California